Exhibit 10.1

NBN ENTERPRISES, INC.
270 East Flamingo Road, SUITE 330
Las Vegas, NV 89109

April 25,2011

MAMMATECH CORPORATION
233 North Garrard
Rantoul,IL 61866

Gentlemen:

On behalf of NBN Enterprises, Inc., a Nevada Corporation, ("NBN") this Engagement Letter memorializes the parties agreement, whereby NBN hereby agrees to provide strategic business services to Mammatech Corporation, and its successors and assigns, (collectively "Mammatech" or the Company), and to pay for the services of the Law Firm of Davis & Associates ("D&A") in connection with D&A's legal representation of MAMMATECH on Securities Law matters, Corporate Law Matters, and major Contract Law matters. All of NBN's services will be rendered from Nevada, and all D&A business services will be rendered from California, or elsewhere as required.

This Engagement Letter memorializes the nature, scope and terms of NBN's employment, our understanding and agreement as to the services NBN will render, and the legal services that will be rendered by the law firm of D & A to Mammatech while the bills for such legal services rendered to Mammatech will be paid solely by NBN.

NBN has agreed to render strategic business services as described above over a term beginning from this date and continuing through May 1,2013. In addition, NBN has retained the law firm of D & A to provide transactional Securities Work, Corporate Work, advise to the Board of Directors on Strategic and Business Planning, Securities Laws and Securities Markets, and to the extent needed, Contract Work on major Contracts to the Company.

Advice on private placements to raise money, public offerings to raise money, and merger/acquisition projects would be provided by D&A to the Company under separate billing arrangements to be negotiated at the time, as would any separate legal representation of other companies, individuals, or projects outside of the business and affairs of Mammatech and its successors.

D&S does not undertake litigation, but litigating attorneys in D&A's group practice association are available should a need arise under separate billing arrangements.

D&A will represent Mammatech as described above and NBN will pay D&A directly for all legal services rendered to Mammatech by D&A, and the Company will not be charged separately for these legal services. (Any out of pocket costs and travel expenses, however, will be advanced separately by Mammatech to D&A).

The parties acknowledge that D&A also represents NBN from time to time in corporate and business matters, and Donald G. Davis is a principle consultant for NBN and the principle partner of D&A. D&A also represents Birch First Advisors, LLC Pier S. Bjorklund, and Helmut Wyzisk from time to time, and assisted them in their preparation of a consulting agreement and a warrant recently executed with the Company. The Company waives this potential for conflict of interest, and acknowledges that if there were a true conflict of interest between any of these parties and the Company at some future date, D&A would have to withdraw from representation of Mammatech with respect to conflicted matters, and the attorney client privilege might be jeopardized.

In lieu of NBN's normal cash retainer, and payment of NBN's usual fees in cash on an hourly basis at the rate of $550 per hour for the services to be provided, NBN has agreed to waive it usual cash retainer and to waive payment of compensation for its services in cash at its standard hourly rate. In lieu thereof, Mammatech agrees to pay NBN as follows:

a. Mammatech will immediately issue as a fully earned retainer to NBN, S-8 registered shares of the common stock of Mammatech which represents in number of shares, 5% of Mammatech's outstanding capital stock after such share issuance, calculated on a fully diluted basis (which means calculated assuming exercise of all options, warrants, convertible securities, and other stock rights, and after issuance of the shares to NBN); and

b. During the term of this Agreement, as additional shares are issued by Mammatech and/or its successors to other parties for any purpose, Mammatech hereby agrees to issue additional shares at the same time to NBN, such that NBN always has received in the aggregate from all issuances under this Agreement, shares representing a 5% ownership issuance in the "then" outstanding capital stock of Mammatech and/or its successors, calculated on a fully diluted basis (calculated as described above). All such additional shares so issued shall be issued as partial compensation to NBN for consulting services previously rendered in full, and legal services previously provided by D&A to Mammatech, and shall be deemed paid for in full by NBN as of the date of such issuance of additional shares; and

c. Following the termination of this Agreement and for a period of 12 months thereafter, as additional shares are issued by Mammatech and/or its successors to other parties for any purpose, Mammatech hereby agrees to issue additional shares at the same time to NBN, such that NBN always has received in the aggregate from all issuances under this Agreement, shares representing a 5% ownership issuance in the "then" outstanding capital stock of Mammatech and/or its successors, calculated on a fully diluted basis (calculated as described above). During the aforesaid additional 12 month period after the expiration of the term of this Agreement, all such additional shares so issued shall continue to be issued as partial compensation for all services previously rendered by NBN or paid for by NBN during the original term of this Agreement; and

d. In addition, Mammatech agrees to pay the sum of $3500 per month in cash over the term of this Agreement to NBN. Said monthly cash sum may be accrued over up to the first 3 months of the term, but in any event shall be all due and payable on the earlier of 90 days from this date or the date on which the Company realizes additional capital infusion in the form of equity or debt.

In light of the uncertain nature of the public trading market for the Company's stock, which trades only sporadically and by appointment, as well as the startup development stage of the Company and the risks associated therewith, the parties agree that the fair value of all shares of the Company to be issued to NBN under this Agreement is equal to the par value of such shares at the time is issuance.

The terms of this Letter Agreement may only be changed by written agreement formally executed between us.

NBN acknowledges that Mammatech's business is still in the process of development, and that investment in the shares carries significant risk.

This letter agreement is declared to be made effective under California law, and California law shall apply.

NBN is pleased to undertake this representation, and we are excited about the prospect of assisting you.

Best personal regards,
NBN Enterprises, Inc
Las Vegas, Nevada.

By:	/s/ Donald. G. Davis
Donald. G. Davis Officer

If the above Agreement is satisfactory, please sign below and fax back an executed copy to (310) 301-3370, or email to don@securities-attys.com .

Undersigned hereby acknowledges and agrees to the terms for the retention of The NBN Enterprises, Inc. set forth herein,

MAMMATECH CORPORATION
a Florida Corporation

By:	/s/ Karl Johnson
Karl Johnson
President

Date: April 26, 2011